 Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS DOUBLE-DIGIT EARNINGS GROWTH FOR THE SECOND QUARTER 2015

WATSONVILLE, CA, July 30, 2015 - West Marine, Inc. (Nasdaq: WMAR) today reported improved financial results for the second quarter ended July 4, 2015.

•	Net revenues were $253.2 million, an increase of 7.1% compared to last year.
•	Comparable store sales increased by 7.0%. The retail calendar shift impact on comparable store sales was approximately 4%.
•	Pre-tax income was $37.1 million, compared to pre-tax income of $32.4 million last year.
•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter was $42.3 million, compared to EBITDA of $37.1 million for the same period last year.
•	Net income and earnings per share were $20.9 million and $0.85, respectively, compared to net income of $18.3 million and $0.75 per share last year, a 14.4% increase.
•	Fiscal 2015 pre-tax guidance is reaffirmed.
•	Remained debt-free at quarter-end with $115.5 million available on our revolving credit line at the end of the period.

Matt Hyde, West Marine’s CEO, commented: “We’ve strengthened our business and delivered double-digit earnings growth and solid comparable store sales increases. Our investments are driving growth in retail, wholesale, and online, with positive results in all of our regions and across both core and merchandise expansion categories. I thank our associates for their continued hard work, commitment, and excellent results.”

Progress on our growth strategies year-to-date was as follows:

•	eCommerce: Sales from our eCommerce website increased by 27.0% compared to last year and represented 8.4% towards our end of 2019 goal of 15% of total sales, compared to 7.2% for the same period last year.
•	Store optimization: Sales through our optimized stores increased to 41.7% of total sales compared to 41.5% last year. This year-over-year increase supports our end of 2019 goal to deliver 50% of our total sales through optimized stores.
•	Merchandise expansion: Sales in these product lines, which include footwear, apparel, clothing accessories, fishing products and paddle sports equipment, increased by 20.2%, with core product sales up 6.3%, compared to last year.

YTD Results

Net revenues for the 26 weeks ended July 4, 2015 were $380.2 million, an increase of 8.7%, compared to net revenues of $349.8 million for the 26 weeks ended June 28, 2014. Comparable store sales increased by 9.0% for the first six months of 2015 versus the 1.1% decrease reported for the same period last year. Approximately 4% of this was attributable to the retail calendar shift in fiscal 2014 from a 53-week fiscal year to a 52-week fiscal year in fiscal 2015, which had a meaningful impact on the company’s seasonal business.

Pre-tax profit margin improved by 1.2% of revenues to 5.0% for the first six months compared to 3.8% for the first six months last year. This change primarily was driven by a decrease in selling, general and administrative expense of 0.9% of revenues, as well as a 0.4% increase in gross profit margin resulting from leverage of fixed costs, including occupancy.

Net income for the first six months was $10.7 million, or $0.43 per diluted share, compared to net income of $7.3 million, or $0.30 per diluted share, for the first six months last year.

Q2 Results

Net revenues for the second quarter increased by $16.7 million, or 7.1%, to $253.2 million compared to $236.5 million for the second quarter of 2014.

Pre-tax profit margin improved by 1.0% of revenues to 14.7% for the second quarter compared to 13.7% for the second quarter last year. This change was driven by a 1.0% increase in gross profit margin resulting from leverage of fixed costs, including occupancy, offset by a 0.1% increase in selling, general and administrative expense.

Net income for the second quarter was $20.9 million, or $0.85 per diluted share, compared to net income of $18.3 million, or $0.75 per diluted share, for the second quarter of 2014.

Total inventory at the end of the second quarter was $258.1 million, a $14.5 million, or 6.0% increase versus the balance at June 28, 2014, and a 6.7% increase on an inventory per square foot basis. Inventory turns for 2015 increased to 2.7% versus the first six months of last year.

2015 Guidance

We are reaffirming our previously announced full year guidance:

•	Pre-tax income in a range of approximately $6.0 million to $11.0 million;
•	EBITDA in the range of approximately $26.0 million to $31.0 million;
•	GAAP diluted earnings per share in the range of approximately $0.14 to $0.27;
•	Comparable store sales in the range from 1.0% to 4.0%; and
•	Capital expenditures for fiscal 2015 to be in the range of approximately $22 million to $25 million.

Investor Conference Call

West Marine will hold a conference call and webcast on Thursday, July 30, 2015, at 1:00 p.m. Eastern Time (EDT) to discuss its second quarter 2015 results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." Participants may also dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 61323540.

An audio replay of the call will be available July 30, 2015 at 4:00 p.m. EDT through August 6, 2015 at 11:59 p.m. EDT. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 61323540.

About West Marine

Founded in 1968 by a sailor, West Marine, Inc. is the largest omni-channel specialty retailer exclusively offering boating gear, apparel and footwear and other waterlife-related products to anyone who enjoys recreational time on or around the water. With over 270 stores located in 38 states, Puerto Rico and Canada and an eCommerce website reaching domestic and international customers, West Marine is the leading waterlife outfitter for cruisers, sailors, anglers, paddle sports enthusiasts and industry service providers. West Marine has everything you need for your life on the water. For more information on West Marine, its products and store locations, visit westmarine.com or call 1-800-BOATING (1-800-262-8464). West Marine’s stock is traded on NASDAQ under the symbol WMAR.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, expectations related to our earnings and growth in profitability, expectations that our investments will continue to drive our growth strategies, expectations related to our ability to manage our assets, including inventory productivity, and our expectations for full-year 2015 results, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for the second quarter of 2015 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 3, 2015, as well as the discussion of critical accounting policies in our Form 10-K for the year ended January 3, 2015. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically EBITDA. We believe that EBITDA provides a clearer picture of operating performance of the business, given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. EBITDA is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled this non-GAAP financial measure to the most directly comparable GAAP financial measure in the table set forth below.

Contact: West Marine, Inc.

Deborah Ajeska, Controller and Principal Financial Officer

(831) 761-4229

West Marine, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands, except share data)

	July 4, 2015	June 28, 2014
ASSETS
Current assets:
Cash	$44,159	$38,934
Trade receivables, net	10,690	10,970
Merchandise inventories	258,130	243,588
Deferred income taxes	5,252	4,276
Other current assets	22,388	22,149
Total current assets	340,619	319,917

Property and equipment, net	81,365	79,595
Long-term deferred income taxes	3,439	4,829
Other assets	3,861	3,595
TOTAL ASSETS	$429,284	$407,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$53,157	$50,242
Accrued expenses and other	51,658	46,988
Total current liabilities	104,815	97,230

Deferred rent and other	20,605	16,020
Total liabilities	125,420	113,250

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 25,375,312 shares issued and 24,686,423 shares outstanding at July 4, 2015, and 25,004,808 shares issued and 24,315,919 shares outstanding
at June 28, 2014.	25	25
Treasury stock	(9,241)	(9,128)
Additional paid-in capital	210,097	206,149
Accumulated other comprehensive loss	(558)	(556)
Retained earnings	103,541	98,196
Total stockholders' equity	303,864	294,686
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$429,284	$407,936

West Marine, Inc.
Condensed Consolidated Statements of Income
(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	July 4, 2015		June 28, 2014
Net revenues	$253,177	100.0%	$236,483	100.0%
Cost of goods sold	162,417	64.2%	154,205	65.2%
Gross profit	90,760	35.8%	82,278	34.8%
Selling, general and administrative expense	53,492	21.1%	49,715	21.0%
Income from operations	37,268	14.7%	32,563	13.8%
Interest expense	120	0.0%	115	0.1%
Income before income taxes	37,148	14.7%	32,448	13.7%
Provision for income taxes	16,203	6.4%	14,144	6.0%
Net income	$20,945	8.3%	$18,304	7.7%

Net income per common and common equivalent share:

Basic	$0.85		$0.76
Diluted	$0.85		$0.75

Weighted average common and common equivalent
shares outstanding:
Basic	24,617		24,142
Diluted	24,684		24,314

	26 Weeks Ended
	July 4, 2015		June 28, 2014
Net revenues	$380,244	100.0%	$349,821	100.0%
Cost of goods sold	262,502	69.0%	242,620	69.4%
Gross profit	117,742	31.0%	107,201	30.6%
Selling, general and administrative expense	98,467	25.9%	93,756	26.8%
Income from operations	19,275	5.1%	13,445	3.8%
Interest expense	232	0.1%	223	0.0%
Income before income taxes	19,043	5.0%	13,222	3.8%
Provision for income taxes	8,357	2.2%	5,933	1.7%
Net income	$10,686	2.8%	$7,289	2.1%

Net income per common and common equivalent share:

Basic	$0.44		$0.30
Diluted	$0.43		$0.30

Weighted average common and common equivalent
shares outstanding:
Basic	24,551		24,141
Diluted	24,705		24,418

West Marine, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and in thousands)

	26 Weeks Ended
	July 4, 2015	June 28, 2014

OPERATING ACTIVITIES:
Net income	$10,686	$7,289
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,159	8,683
Share-based compensation	1,491	1,803
Excess tax benefit from share-based compensation	-	(225)
Deferred income taxes	1,295	479
Provision for doubtful accounts	7	71
Lower of cost or market inventory adjustments	1,291	1,263
Loss on asset disposals	716	220
Changes in assets and liabilities:
Trade receivables	(3,854)	(4,600)
Merchandise inventories	(45,123)	(41,815)
Other current assets	3,403	(2,789)
Other assets	(123)	(228)
Accounts payable	20,508	28,717
Accrued expenses and other	10,043	9,795
Deferred items and other non-current liabilities	(130)	750
Net cash provided by operating activities	10,369	9,413

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	24	20
Purchases of property and equipment	(13,321)	(16,032)
Net cash used in investing activities	(13,297)	(16,012)

FINANCING ACTIVITIES:
Borrowings on line of credit	455	1,165
Repayments on line of credit	(455)	(1,165)
Proceeds from exercise of stock options	1,141	1,308
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	296	318
Excess tax benefit from share-based compensation	-	225
Treasury shares acquired	(70)	(4,723)
Net cash provided by (used in) financing activities	1,367	(2,872)

Effect of exchange rate changes on cash	45	(3)

NET DECREASE IN CASH	(1,516)	(9,474)

CASH AT BEGINNING OF PERIOD	45,675	48,408
CASH AT END OF PERIOD	$44,159	$38,934
Other cash flow information:
Cash paid for interest	$145	$148
Cash paid (received) for income taxes, net of refunds of $80 and $1,391	36	(528)
Non-cash investing activities:
Property and equipment additions in accounts payable	1,320	1,657

West Marine
Reconciliations of Non-GAAP Information
Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
(Unaudited and in millions)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014

GAAP Net Income	$20.9	$18.3	$10.7	$7.3

Add Back:
Interest Expense	0.1	0.1	0.2	0.2
Depreciation and Amortization	5.1	4.6	10.2	8.7
Income Tax Expense	16.2	14.1	8.4	5.9
	21.4	18.8	18.8	14.8

EBITDA	$42.3	$37.1	$29.5	$22.1

	Estimated		53 Weeks Ended
	Fiscal Year 2015		January 3, 2015
	Low	High
Estimated/Reported GAAP Net Income	$3.6	$6.5	$1.9

Add Back Estimated/Reported:
Interest Expense	0.4	0.4	0.4
Depreciation and Amortization	19.6	19.6	18.2
Income Tax Expense	2.4	4.5	2.1
	22.4	24.5	20.7

Estimated/Reported EBITDA	$26.0	$31.0	$22.6